Exhibit 10(a)

General Electric Company Annual Executive Incentive Plan

(Effective January 1, 2018)

I. Purpose

The General Electric Company Annual Executive Incentive Plan (“the “Plan”) is an annual performance-based bonus plan that incentivizes and rewards eligible executive leaders of the Company for delivering on financial, operating and strategic goals of their business during a Plan Year.

II. Eligibility

The Company has the sole discretion to determine who is eligible to participate in the Plan. It is expected, however, that the following principles shall normally apply.

Eligibility shall generally be limited to employees who are actively employed by the Company in the Executive Band or above for the entire Plan Year and through the date in the following year that awards are paid under the Plan (the “active employment requirement”).

In its sole discretion, the Company may waive the active employment requirement in any case it deems appropriate. For example, the active employment requirement could be waived for otherwise eligible employees who:

(1) are on an approved leave of absence during the Plan Year;
(2) are newly hired or newly promoted into the Executive Band or higher positions before October 1st of the Plan Year;
(3) terminate employment during the Plan Year due to death, disability, retirement or layoff; or
(4) become ineligible to participate in the Plan during the Plan Year as the result of a transfer to a nonparticipating affiliate or to an ineligible position.

Any awards made in connection with a waiver of the active employment requirement shall be prorated as determined by the Company in its sole discretion.

An otherwise eligible employee who gives notice of his or her intention to resign or who participates in another Company-sponsored bonus or incentive plan is ineligible to receive an award under this Plan.

Receipt of an award (including an award that is deferred) for one Plan Year does not create a right to an award for any other Plan Year. All awards (including the amounts

Exhibit 10(a)

thereof) are made at the sole discretion of the Company, regardless of the individual’s, business’s or Company’s performance.

III. Awards

At the beginning of each Plan Year, the Company will establish target, maximum and threshold incentive amounts for the Company and each business unit based on the Company’s or business’s financial, operating or strategic goals (also set by the Company at that time).

At the conclusion of the Plan Year, the Company will assess the performance against the set metrics to determine the funding of the awards. Each business will then plan individual awards for their participants, based on several factors, such as funding level, individual and/or team performance, etc., and submit recommendations for review and approval.

The Company retains complete discretion to further adjust the award amount for any reason. For example, the Company may modify award levels to address internal and external factors related to individual, business unit and Company performance and current and future projected business conditions, including factors such as internal parity, industry trends and market competitiveness, leadership, retention, integrity, dispute resolution and discipline.

Consistent with the purposes of the Plan, and due to the factors that will be taken into consideration, while the Company may determine a minimum aggregate payout amount during the Plan Year, individual awards amounts, if any, will vary from year to year and will not be determined before or during the Plan Year.

IV. Payment of Awards

Awards under the Plan will be reviewed and approved by the Company following the end of the Plan Year. All individual awards are subject to review by successively higher levels of senior management, and review and approval by the Management Development and Compensation Committee of the General Electric Company Board of Directors (the MDCC”).

If not deferred, all approved awards will be paid as soon as practicable after such review, but in any event not later than March 15 of the year following the Plan Year. Subject to Sections VIII and X, under no circumstances will an individual’s award under the Plan be considered final unless and until after it is calculated, determined, and paid to the participant, and all other conditions are satisfied, including any terms and conditions applicable to deferred awards. Awards, net of any deferred amounts, will be issued via Company payroll and are subject to all applicable payroll deductions and tax withholdings.

Exhibit 10(a)

V. Administration and Interpretation

The Plan shall be administered by the MDCC, who shall have the full power to construe and interpret the Plan in its sole discretion, including exercising any and all authority and responsibility given to the Company in this document (including the Appendix).

Without limiting the foregoing, the MDCC shall have the power to:

(1) determine who is eligible to participate in the Plan;
(2) determine the amount of awards;
(3) adjust performance goals and the measurement of achievement against such goals to reflect extraordinary or unusual events; and
(4) establish or amend any rules or administrative procedures necessary or appropriate for Plan administration.

The MDCC may delegate its authority and responsibility under the Plan, except with respect to the determination of awards for individuals at the level of Senior Vice President and above.

Nothing contained in the Plan shall be interpreted or construed as a promise of employment by the Company for the Plan Year, or any other time period, or a guarantee of payment of an award.

VI. Severability

The Plan (including any rules or administrative procedures established hereunder) represents the full and complete understanding between the Company and eligible employees with regard to terms of the Plan and any awards hereunder. The terms of the Plan (including any rules or administrative procedures) shall control in the event of inconsistencies with any other Company documents or any statements made by Company employees concerning the Plan.

If a final determination is made by a court of competent jurisdiction (or duly assigned arbitrator) that any provision contained in the Plan is unlawful, the Plan shall be considered amended in that instance to apply to such extent as the court/arbitrator may determine to be enforceable, but only to the extent consistent with the original intent of the drafter. Alternatively, if such a court/arbitrator finds that any provision contained in this Plan is unlawful -- and that provision cannot be amended, consistent with the original intent of the drafter, so as to make it lawful -- such finding shall not affect the effectiveness of any other provision of this Plan.

Exhibit 10(a)

VII. Non-Assignability and Accounting

The right to any awards (including any deferred awards) or any other rights under the Plan, are not assignable in any manner whatsoever (except to the extent of beneficiary designations made pursuant to established administrative procedures). Any account created with respect to a deferred award shall be unfunded, unsecured and shall not constitute a trust for the benefit of any employee. No employee may create a lien or any other encumbrance on any present or future interest he or she may have under the Plan.

VIII. Additional Limitations (Claw Backs)

The Plan will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and any Company policy adopted with respect to compensation recoupment. This Section VIII will not be the Company’s exclusive remedy with respect to such matters.

IX. Deferrals

Participants may elect to defer awards that may be granted under the Plan. All deferred awards shall be administered in accordance with established administrative procedures, including procedures relating to participant election requirements, the manner in which deferred awards may be invested and the time and form in which they are distributed. Such procedures are described in the Appendix.

X. Amendment & Termination

The Plan is offered at the sole discretion of the Company, which reserves the right to modify, adjust, change, or terminate the Plan at any time and for any reason. Any amounts that have been paid under the Plan are subject to modification, adjustment, change or termination only as described in Section VIII. Any amounts that have been deferred under the Plan are subject to modification, adjustment, change or termination only as described in Section VIII or as agreed upon by the participant (or beneficiary), and in each case only as permitted by the Appendix.

XI. Dispute Resolution

Questions or concerns related to the Plan or any Plan awards should be addressed to the employee’s Human Resources Manager or business Compensation Manager. Any formal employee-initiated dispute relative to the Plan or awards will be addressed pursuant to the Company’s then current applicable internal grievance or alternative dispute resolution program, including any final and binding arbitration procedure, consistent with applicable laws and regulations.

Exhibit 10(a)

XII. Additional Terms

Plan Effective Date and Plan Year:

The Plan is effective as of January 1, 2018, and will run January 1st through December 31st of each year (the “Plan Year”) until such time that the Plan is modified, superseded or terminated.

Company:

“Company” shall mean the General Electric Company and any affiliates (companies or business entities in which General Electric Company has a 50% or more interest) that participate in the Plan, except as provided in the Appendix or otherwise noted.

Applicable Law:

The place of administration of the Plan shall be deemed within the State of New York. The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions therein.

Awards that are not deferred are intended to be exempt from Section 409A of the Internal Revenue Code, and awards that are deferred are intended to be fully compliant with Section 409A. In each case, the Plan shall be administered and interpreted in a manner consistent with such intent, including in a manner that avoids the imposition of penalties under Section 409A.

Overpayment:

In the event that a Plan participant receives an overpayment or otherwise owes the Company money which has not been repaid during the course of or at the conclusion of employment with the Company, the Company reserves the right to adjust any award under the Plan by the amount of the overpayment or to otherwise recover the overpayment by any lawful means. If such deductions are insufficient, the employee will be required to reimburse the Company for the balance, unless expressly waived by the Company.

Exhibit 10(a)

APPENDIX

ADMINISTRATIVE PROCEDURES FOR THE GENERAL ELECTRIC COMPANY ANNUAL EXECUTIVE INCENTIVE PLAN
(Effective commencing with the 2018 Plan Year)

Section 1.    HISTORY AND APPLICABILITY OF PRIOR RULES

Prior to 2011, incentive compensation was payable under the GE Incentive Compensation Plan. For 2011 through 2017, incentive compensation was payable pursuant to independent Company action, which included a prior iteration of the GE Annual Executive Incentive Plan for 2015 through 2017.

The rules associated with deferrals of allotments payable under the GE Incentive Compensation Plan (including participant election requirements, the manner in which deferred incentive compensation allotments may be invested and the time and form in which they are distributed) are reflected in the GE Incentive Compensation Plan document and various administrative procedures (collectively, the “Prior Rules”). The Prior Rules include, but are not limited to, the Special Administrative Procedures for the GE Incentive Compensation Plan to Ensure Compliance with Code Section 409A (the “Special Procedures”).

When the Company ceased awarding incentive compensation under the GE Incentive Compensation Plan and began awarding it pursuant to independent Company action, the Company, through the action of the Senior Vice President, Human Resources, specifically made the Prior Rules applicable to deferrals of allotments pursuant to independent Company action.

These procedures are effective with respect to all awards made under the Annual Executive Incentive Plan for the 2018 plan year and later. The Special Procedures (which are partially repeated below in Section 2) are also effective for all such awards. The Prior Rules continue to be effective for awards made for earlier years.

Section 2.    DEFERRAL OF AWARDS

2.1. In General

A participant may elect to defer any award for which he or she is eligible. For this purpose, awards under the Plan shall be considered “New Allotments” under the Special Procedures. For convenience, certain rules in the Special Procedures applicable to “New Allotments” are repeated in the remainder of this Section 2.

Exhibit 10(a)

2.2. Elections

Elections to defer awards (including elections under Subsection 2.3 as to the form in which such deferred awards will be paid) shall be made no later than the end of the year preceding the year for which the award is made, in accordance with established administrative procedures. All such elections shall be irrevocable.

2.3. Available Forms

A participant may choose to receive a deferred award in a lump sum or in installments of either 10, 15 or 20 years. If no election as to the form of payment is made in accordance with established administrative procedures, payments shall be made in 10-year installments.

2.4. Commencement

Payment of deferred awards (including any interest or dividend equivalents allocable thereto) shall commence on April 1 of the year following Separation from Service, or as soon thereafter as is practicable; provided, however, that in the case of a Specified Employee, no payments shall be made during the first six months following Separation from Service.

2.5. Re-employment

Any re-employment after Separation from Service shall be disregarded in determining whether deferred awards commence to be paid (or continue to be paid).

2.6. Death

If a participant dies before all payments of a deferred award have been made, payments shall continue to the beneficiary or beneficiaries at the same time and in the same form as if the participant had lived.

2.7. Compliance with Code Section 409A

The rules in this Section 2 are intended to ensure that the Plan complies with Internal Revenue Code Section 409A and applicable guidance thereunder, and the Plan shall be administered and interpreted in a manner consistent with such intent.

Without limiting the foregoing:

(a) The rules in this Section 2 override anything to the contrary either in the Plan, any other administrative procedures or the communications and election materials provided to participants in the course of administering the Plan.

Exhibit 10(a)

(b) Under no circumstances shall a scheduled payment of a deferred award be accelerated, nor shall a subsequent deferral be permitted with respect to such amounts.

2.8. Definitions

For purposes of this Section 2, the following terms have the designated meanings:

“Company” means General Electric Company

"Separation from Service" means a participant's termination of employment with the Company and all Affiliates (defined for this purpose as any company or business entity in which the Company has a 50% or more interest whether or not a participating employer in the Plan); provided that Separation from Service for purposes of the Plan shall be interpreted consistent with the requirements of Code Section 409A and regulations and other guidance issued thereunder.

"Specified Employee" means a specified employee as described in the Company’s Procedures for Determining Specified Employees under Code Section 409A, as amended from time to time.

Section 3.    ACCOUNTING FOR DEFERRED AWARDS

3.1. In General

At the participant’s election, deferred awards will be accounted for in one or more of the following three media: cash, Standard and Poor’s 500 Index (“S&P 500”) Units or GE common stock (“Stock”) Units.

3.2. Cash

The portion of any award accounted for in cash shall be credited with interest daily based upon the prior calendar month’s average yield for U. S. Treasury notes and bonds with maturities of from ten to twenty years.

3.3. S&P 500 Units

The number of S&P 500 Units credited to a participant’s account with respect to any deferral will be determined by dividing (1) the average closing value of the S&P 500 Index as reported by Standard and Poor’s during the measurement period by (2) the dollar amount of the deferral to be accounted for in S&P 500 Units. The measurement period will be the 20 trading days ending on the date the Company approves awards under the Plan for the year (and including that date if it is a trading date).

Exhibit 10(a)

Each portion of an account hypothetically invested in S&P 500 Units will be credited quarterly, on GE’s dividend record date for the quarter, with dividend equivalents (in the form of additional S&P 500 Units) based upon the consecutive prior calendar quarter's quarterly dividend as reported by Standard and Poor's.

3.4. Stock Units

The number of Stock Units credited to a participant’s account with respect to any deferral will be determined by dividing (1) the average New York Stock Exchange closing price of GE common stock during the measurement period by (2) the dollar amount of the deferral to be accounted for in Stock Units. The measurement period will be the 20 trading days ending on the date the Company approves awards under the Plan for the year (and including that date if it is a trading date).

Each portion of an account hypothetically invested in Stock Units will be credited quarterly, on GE’s dividend record date for the quarter, with dividend equivalents (in the form of additional Stock Units) based on the dividend declared on GE common stock for such quarter.

If there is any change in the GE common stock represented by any deferred award or associated dividend equivalents previously credited, whether through merger, consolidation, reorganization, recapitalization, share distribution in the nature of a stock dividend, or other change in corporate structure, appropriate adjustments shall be made, as determined by the Company in its sole discretion, in the number of shares of GE common stock represented by such deferred allotments or dividend equivalents.

3.5. Switching

Participants (and beneficiaries) may elect four times each calendar year to switch the media in which their accounts are hypothetically invested. Switches will be valued based on (1) the date they are properly effectuated in accordance with administrative procedures, and (2) the applicable New York Stock Exchange closing price of GE common stock and/or the closing value of the S&P 500 Index as reported by Standard and Poor’s.

A switch must involve at least 25% of a participant’s account balance.

3.6. Payments

All payments of deferred awards (including any interest or dividend equivalents allocable thereto) will be made in cash.

For purposes of making payments, the portion of a participant’s account hypothetically invested in S&P 500 Units will be valued based on the average closing value of the S&P 500 Index as reported by Standard and Poor’s during the 20 trading days immediately

Exhibit 10(a)

preceding March 15 of the year the payment is to be made (and including that March 15 if it is a trading date).

Similarly, the portion of a participant’s account hypothetically invested in Stock Units will be valued based on the average New York Stock Exchange closing price of GE common stock during the 20 trading days immediately preceding March 15 of the year a payment is to be made (and including that March 15 if it is a trading date).

Section 4.    GENERAL CONDITIONS

4.1. Creditable Compensation

Awards under the Plan shall be taken into account as creditable pay under the Company benefit plans to the same extent and in the same manner that they would have been had they been paid under the GE Incentive Compensation Plan, or pursuant to independent Company action.

4.2. Additional Rules

The Company has the sole discretion to interpret and apply these procedures and may apply other rules and procedures as it deems necessary or appropriate, including but not limited to, rules for making deferral elections, valuing and crediting deferrals, valuing and crediting dividend equivalents, valuing and making switches, defining applicable measuring periods, determining closing prices and closing index values and determining what days constitute trading days. Such rules may or may not be communicated to participants, may or may not be reflected in formal administrative procedures, and may change from year to year. However, no rules or procedures may be applied that would cause a failure to comply with Code Section 409A.